Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Safety, Income and Growth, Inc. on Form S-8 of our report dated June 7, 2017, with respect to our audit of the Combined Statement of Revenue of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard for the year ended December 31, 2016, which report is included in the Registration Statement on Form S-11 (File No. 333-217224) of Safety, Income and Growth, Inc.

Marcum LLP

/s/ Marcum LLP

New York, NY

June 27, 2017